ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated April 24, 2014

UBS AG Airbag Phoenix Autocallable Optimization Securities

UBS AG $• linked to the American depositary receipts of Baidu, Inc. due on or about October 31, 2015

UBS AG $• linked to the common stock of Pioneer Natural Resources Company due on or about October 31, 2015

UBS AG $• linked to the common stock of Wynn Resorts, Limited due on or about October 31, 2015

Investment Description

UBS AG Airbag Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the American depositary receipts or common stock, as applicable, of a specific company (the “underlying equity”). UBS will pay a monthly contingent coupon if the closing price of the underlying equity on the applicable coupon observation date (including the autocall observation dates and the final valuation date) is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month. UBS will automatically call the Securities early if the closing price of the underlying equity on any autocall observation date (quarterly, beginning July 29, 2014) is equal to or greater than the initial price. If the Securities are called, UBS will pay you the principal amount of your Securities and no further amounts will be owed to you under the Securities after the applicable call settlement date. If the Securities are not called prior to maturity and the closing price of the underlying equity on the final valuation date (the “final price”) is equal to or greater than the conversion price, UBS will repay your principal amount per Security on the maturity date. If, however, the Securities are not called prior to maturity and the final price of the underlying equity is less than the conversion price, on the maturity date UBS will deliver to you a number of shares of the underlying equity per Security equal to (i) the principal amount per Security divided by (ii) the conversion price of the underlying equity (the “share delivery amount”) for each Security that you own (subject to adjustments for fractional shares and in the case of antidilution and reorganization events), which are expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount will decline at a proportionately higher percentage for each percentage that the final price falls from the initial price below the conversion price. As discussed above, if the closing price or final price is equal to or greater than the coupon barrier, UBS will also pay the contingent coupon on a call settlement date or the maturity date. Investing in the Securities involves significant risks. You may receive shares at maturity that are expected to be worth less than your principal amount and may be worthless and therefore you may lose some or all of your principal amount. Generally, a higher contingent coupon rate on a Security, is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Security. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑

Contingent Coupon — UBS will pay a monthly contingent coupon if the closing price of the underlying equity on the applicable coupon observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus any contingent coupon otherwise due if the closing price of the underlying equity on any autocall observation date (quarterly, beginning July 29, 2014) is equal to or greater than the initial price. If the Securities are not called, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the final price of the underlying equity is equal to or greater than the conversion price, UBS will repay your principal amount per Security at maturity. If the final price of the underlying equity is less than the conversion price, UBS will deliver to you the share delivery amount at maturity for each Security that you own, which is expected to be worth less than your principal amount and may be worthless. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	April 28, 2014
Settlement Date**	April 30, 2014
Coupon Observation Dates	Monthly (see page 3)
Autocall Observation Dates	Quarterly (see page 3)
Final Valuation Date	October 27, 2015
Maturity Date	October 31, 2015

*	Expected. See page 2 for additional details.
**	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have the full downside market risk of the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand, or are not comfortable with, the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-16 of the Airbag Phoenix Autocallable Optimization Securities product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These preliminary terms relate to three separate Securities we are offering. Each of the three Securities is linked to the American depositary receipts or common stock of a different company and each of the three Securities has its own contingent coupon rate, initial price, conversion price, coupon barrier and share delivery amount. The contingent coupon rate, initial price, conversion price, coupon barrier and share delivery amount for each of the Securities will be set on the trade date. The performance of each Security will not depend on the performance of any other Security.

Underlying equity	Stock Ticker	Contingent Coupon Rate	Initial Price	Conversion Price	Coupon Barrier	Share Delivery Amount*	CUSIP	ISIN
American depositary receipts of Baidu, Inc.	BIDU	8% to 11% per annum	$•	$•, which is 80% of the initial price	$•, which is 70% of the initial price	• shares per Security	90272X141	US90272X1413
Common Stock of Pioneer Natural Resources Company	PXD	7% to 9% per annum	$•	$•, which is 85% of the initial price	$•, which is 75% of the initial price	• shares per Security	90272X158	US90272X1587
Common Stock of Wynn Resorts, Limited	WYNN	7% to 9% per annum	$•	$•, which is 85% of the initial price	$•, which is 75% of the initial price	• shares per Security	90272X166	US90272X1660

*Equal to $1,000 divided by the conversion price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity. The share delivery amount and conversion price are subject to adjustments in the case of antidilution and reorganization events described in the APAOS product supplement under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.

The estimated initial value of the Securities as of the trade date is expected to be between (i) $940.00 and $980.00 for Securities linked to the American depositary receipts of Baidu, Inc., (ii) $950.00 and $980.00 for Securities linked to the common stock of Pioneer Natural Resources Company and (iii) $940.00 and $980.00 for Securities linked to the common stock of Wynn Resorts, Limited. The range of the estimated initial value of the Securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the Airbag Phoenix Autocallable Optimization Securities (“APAOS”) product supplement relating to the Securities, dated April 9, 2014, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the APAOS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the American depositary receipts of Baidu, Inc.	$•	$1,000.00	$•	$15.00	$•	$985.00
Securities linked to the common stock of Pioneer Natural Resources Company	$•	$1,000.00	$•	$15.00	$•	$985.00
Securities linked to the common stock of Wynn Resorts, Limited	$•	$1,000.00	$•	$15.00	$•	$985.00

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	APAOS Product Supplement dated April 9, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514136753/d709804d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Phoenix Autocallable Optimization Securities” or the “Securities” refer to three different Securities that are offered hereby. Also, references to the “APAOS product supplement” mean the UBS product supplement, dated April 9, 2014, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be equal to or greater than the coupon barrier on the specified coupon observation dates (including the final valuation date).

♦

You believe the final price of the underlying equity will be equal to or greater than the conversion price and, if it is less than the conversion price, you can tolerate receiving shares of the underlying equity at maturity which are expected to be worth less than your principal amount and may be worthless.

♦

You would be willing to invest in the Securities if the applicable contingent coupon rate was set equal to the bottom of the range for the anticipated contingent coupon rate for such offering of the Securities, as specified on the cover hereof (the actual contingent coupon rate will be determined on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that any potential positive return is limited to the contingent coupons specified in the applicable pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may exceed the downside price fluctuations of the underlying equity.

♦	You are willing to forgo dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.

♦

You are willing to invest in securities that may be called prior to maturity and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of some or all of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be less than the coupon barrier on the specified coupon observation dates (including the final valuation date).

♦	You believe the final price of the underlying equity will be less than the conversion price, which could result in a loss of all of your initial investment.

♦

You would be unwilling to invest in the Securities if the applicable contingent coupon rate was set equal to the bottom of the range for the anticipated contingent coupon rate for such offering of the Securities, as specified on the cover hereof (the actual contingent coupon rate will be determined on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).

♦	You cannot tolerate receiving shares of the underlying equity at maturity which are expected to be worth less than your principal amount and may be worthless.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may exceed the downside price fluctuations of the underlying equity.

♦	You prefer to receive the dividends paid on the underlying equity and you seek guaranteed current income from this investment.

♦

You are unable or unwilling to hold securities that may be called prior to maturity, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 4 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Security
Term(1)	Approximately 18 months, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Underlying Equity	The American depositary receipts or common stock of a specific company, as indicated on the first page of this free writing prospectus.
Contingent Coupon

If the closing price of the underlying equity is equal to or greater than the coupon barrier on any coupon observation date, UBS will pay you the contingent coupon applicable to such coupon observation date on the relevant coupon payment date.

If the closing price of the underlying equity is less than the coupon barrier on any coupon observation date, the contingent coupon applicable to such coupon observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon is a fixed amount based upon equal monthly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth a hypothetical contingent coupon for each Security that would be applicable to each coupon observation date on which the closing price of the underlying equity is equal to or greater than the coupon barrier. The table below assumes a contingent coupon rate of (i) 9.50% per annum for Securities linked to the American depositary receipts of Baidu, Inc., (ii) 8.00% per annum for Securities linked to the common stock of Pioneer Natural Resources Company and (iii) 8.00% per annum for Securities linked to the common stock of Wynn Resorts, Limited. The actual contingent coupon for each Security will be determined on the trade date. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Security)
	Baidu, Inc.	Pioneer Natural Resources Company	Wynn Resorts, Limited
	$7.9167	$6.6667	$6.6667
Contingent coupons on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any coupon observation date on which the closing price of the underlying equity is less than the coupon barrier.
Contingent Coupon Rate	The contingent coupon rate is expected to be between (i) 8% and 11% per annum for Securities linked to the American depositary receipts of Baidu, Inc., (ii) 7% and 9% per annum for Securities linked to the common stock of Pioneer Natural Resources Company and (iii) 7% and 9% per annum for Securities linked to the common stock of Wynn Resorts, Limited. The actual contingent coupon rate for the Securities will be set on the trade date.
Share Delivery Amount(2) (per Security)	A number of shares of the underlying equity equal to (i) the principal amount per Security divided by (ii) the specified conversion price of the underlying equity, as determined on the trade date, which are expected to be worth less than your principal amount and may be worthless. The share delivery amount is subject to adjustments in the case of antidilution and reorganization events described in the APAOS product supplement under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events”.

Automatic Call

The Securities will be called automatically if the closing price of the underlying equity on any autocall observation date (quarterly, beginning July 29, 2014) is equal to or greater than the initial price.

If the Securities are called on any autocall observation date (quarterly, beginning July 29, 2014), UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount. No further amounts will be owed to you under the Securities after the applicable call settlement date. As discussed under “Contingent Coupon”, if the closing price is equal to or greater than the coupon barrier, UBS will also pay the contingent coupon on the call settlement date.

Payment at Maturity (per Security)

If the Securities are not called and the final price is equal to or greater than the conversion price, UBS will pay you a cash payment per Security equal to $1,000 on the maturity date.

If the Securities are not called and the final price is less than the conversion price, on the maturity date UBS will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Security you own on the maturity date, which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount will decline at a proportionately higher percentage for each percentage that the final price falls from the initial price below the conversion price.

As discussed under “Contingent Coupon”, if the final price is equal to or greater than the coupon barrier, UBS will also pay the contingent coupon on the maturity date.

Conversion Price	A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as indicated on the cover of this free writing prospectus (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the APAOS product supplement).
Coupon Barrier	A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as indicated on the cover of this free writing prospectus (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the APAOS product supplement).
Initial Price	The closing price of the underlying equity on the trade date as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the APAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent.
Final Valuation Date	The final valuation date will be the final coupon observation date.
Coupon Payment Dates	Two business days following each coupon observation date, except that the coupon payment date for the final valuation date is the maturity date.

(1)	Subject to the market disruption event provisions set forth in the APAOS product supplement beginning on page PS-33.
(2)

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You may receive shares at maturity that are worth less than your principal amount and may be worthless. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Coupon Observation Dates(1) and Coupon Payment Dates(2)

Coupon Observation Dates	Coupon Payment Dates	Coupon Observation Dates	Coupon Payment Dates	Coupon Observation Dates	Coupon Payment Dates
May 28, 2014	May 30, 2014	November 25, 2014	November 28, 2014	May 27, 2015	May 29, 2015
June 26, 2014	June 30, 2014	December 29, 2014	December 31, 2014	June 26, 2015	June 30, 2015
July 29, 2014*	July 31, 2014	January 28, 2015*	January 30, 2015	July 29, 2015*	July 31, 2015
August 27, 2014	August 29, 2014	February 25, 2015	February 27, 2015	August 27, 2015	August 31, 2015
September 26, 2014	September 30, 2014	March 27, 2015	March 31, 2015	September 28, 2015	September 30, 2015
October 29, 2014*	October 31, 2014	April 28, 2015*	April 30, 2015	October 27, 2015**	October 31, 2015

*	This date is also an autocall observation date.
**	This date is also the final valuation date.

(1)	Subject to the market disruption event provisions set forth in the APAOS product supplement beginning on page PS-33.
(2)

The regular record date relating to a payment on the Securities will be the relevant coupon observation date or autocall observation date. If you sell your Securities on a coupon observation date or autocall observation date, the purchaser will be deemed to be the record holder on such coupon observation date or autocall observation date, and you will not receive the payments attributable to that coupon observation date or autocall observation date.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. Some of the risks that apply to each offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the APAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called on any autocall observation date, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is equal to or greater than the conversion price and will only make such payment at maturity. If the final price of the underlying equity is less than the conversion price, UBS will deliver to you the share delivery amount at maturity for each Security that you own and any percentage decline in the price of the underlying equity below the conversion price will result in a proportionately higher percentage decline in the value of the share delivery amount. For example, if the conversion price is 80% of the initial price and the final price is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline of the underlying equity from the conversion price. The share delivery amount you receive at maturity is expected to be worth less than your principal amount and may be worthless. In addition, if the conversion price is higher than the coupon barrier, this means that you could lose some of your initial investment but still receive a contingent coupon at maturity, if not previously called.

♦

Contingent repayment of principal amount only at maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is equal to or greater than the conversion price.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on a coupon observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such coupon observation date. If the closing price of the underlying equity is less than the coupon barrier on each of the coupon observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, your return on the Securities will vary based on the number of coupon observation dates, if any, on which the requirements of the contingent coupon have been met prior to an automatic call or maturity. Since the Securities could be called early, your return on the Securities could be less than if the Securities remained outstanding until maturity. If the Securities are not called, you may be subject to the full downside market risk of the underlying equity even though you cannot participate in any appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the final price of such underlying equity could be less than the conversion price. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date. Conversely, the Securities will not be subject to an automatic call, if the closing price of the underlying equity is less than the initial price on any autocall observation date, which generally coincides with a period of greater risk of principal loss on your Securities. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as equity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should conduct your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equities,” “Baidu, Inc.,” “Pioneer Natural Resources Company” and “Wynn Resorts, Limited,” in this free writing prospectus and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

You will not receive dividend payments on the underlying equity or have shareholder rights in the underlying equity — You will not receive any dividend payments or other distributions on the underlying equity. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have.

♦

There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether, and the extent to which, the price of the underlying equity will rise or fall and there can be no assurance that the closing price of the underlying equity will be equal to or greater than the coupon barrier or the initial price, and, if not called, that the final price will be equal to or greater than the conversion price. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity issuer. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

Risks associated with non-U.S. Companies — An investment in the Securities linked to the value of non-U.S. companies, such as the American depositary receipts of Baidu, Inc. (‘‘Baidu’’), which is issued by a Chinese issuer, involves risks associated with the home country of such non-U.S. company. The prices of Baidu’ American depositary share may be affected by political, economic, financial and social factors in the home country of Baidu, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

♦

There are important differences between the American depositary receipts and the ordinary shares of a non-U.S. company — One offering of the Securities is linked to the American depositary receipts of a non-U.S. company, Baidu, Inc. There are important differences between the rights of holders of an American depositary receipt and the non-U.S. stock such American depositary receipt represents. The American depositary receipts are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company, and holders of the American depositary receipts, which may be different from the rights of holders of the non-U.S. stock. For example, a company may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its American depositary receipts. Any such differences between the rights of holders of the American depositary receipts and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the American depositary receipts and, as a result, the value of your Securities.

♦

Exchange rate risk — One offering of the Securities is linked to the American depositary receipts of a non-U.S. company, Baidu, Inc. Because American depositary receipts are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the American depositary receipts. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Securities linked to American depositary receipts.

♦

The Securities linked to American depositary receipts are subject to risks associated with non-U.S. securities markets — One offering of the Securities is linked to the American depositary receipts of a non-U.S. company, Baidu, Inc. Because non-U.S. equity securities underlying the American depositary receipts may be publicly traded in the applicable non-U.S. countries and are denominated in currencies other than U.S. dollars, investments in the Securities linked to American depositary receipts involve particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the non-U.S. issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, non-U.S. markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. securities markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, non-U.S. economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

The Securities are subject to emerging markets risk — The Securities linked to the American depositary receipts of Baidu, Inc. are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.

♦

There is no affiliation between the respective underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the underlying equity issuer However, we are not affiliated with the underlying equity issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying equity and the underlying equity issuer for your Securities. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying equity, the calculation agent may make adjustments to the initial price, share delivery amount, coupon barrier, conversion price and/or final price applicable to the underlying equity, and any other term of the Securities. However, the calculation agent is not required to adjust the terms of the Securities for every corporate event that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Securities and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the APAOS product supplement or the applicable pricing supplement as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying equity issuer where such issuer is not the surviving entity, the amount you receive at maturity may be based on the equity security of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such reorganization event. If the underlying equity issuer becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) the underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Securities and your payment at maturity, if any. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments”, “— Reorganization Events”, “— Delisting or Suspension of Trading of the Underlying Equity” and “— Delisting of ADRs or Termination of ADR Facility”in the APAOS product supplement.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the underlying equity issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine amounts owed under the Securities based on the closing price of the underlying equity on any coupon observation date or autocall observation date (including the final valuation date). The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date and whether the Securities are subject to an automatic call, or the payment at maturity of the Securities based on observed prices of the underlying equity. The calculation agent may postpone any coupon observation date or autocall observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the contingent coupon rate, conversion price and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Securities.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 18 months
Initial Price:	$200
Contingent Coupon Rate:*	8% per annum (or 0.667% per month)
Contingent Coupon:	$6.67 per month
Coupon Observation Dates:	Monthly
Autocall Observation Dates	Quarterly
Conversion Price:	$170 (which is 85% of the Initial Price)
Coupon Barrier:	$150 (which is 75% of the Initial Price)
Share Delivery Amount:**	5.8824 shares per Security (principal amount per Security/conversion price)
Dividend Yield on the underlying equity: ***	1.00%

*	Contingent coupons will be paid in arrears in 12 equal installments during the term of the Securities on an unadjusted basis, unless called earlier. The total amount paid will be based on the duration of the Securities. The actual coupon rate for your Securities may be less than or greater than the amount listed above.
**	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.
***	Hypothetical dividend yield holders of the underlying equity might receive over the term of the Securities. The assumed dividend yield represents a hypothetical dividend return. The actual dividend yield for any underlying equity may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Securities will not receive any dividends paid on the underlying equity.

Example 1 — Securities are Called on the first Autocall Observation Date, which is the third Coupon Observation Date.

Date	Closing Price	Payment (per Security)

First Coupon Observation Date	$201.00 (at or above Initial Price)	$6.67 (Contingent Coupon)
Second Coupon Observation Date	$155.00 (at or above Coupon Barrier)	$6.67 (Contingent Coupon)
Third Coupon Observation Date and First Autocall Observation Date	$202.00 (at or above Initial Price)	$1,006.67 (Settlement Amount)
	Total Payment:	$1,020.01 (a 2.00% total return)

Because the Securities are called on the first autocall observation date (which is approximately three months after the trade date and is the third coupon observation date), UBS will pay you on the call settlement date a total of $1,006.67 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupons of $13.34 received in respect of prior coupon observation dates, UBS will have paid you a total of $1,020.01 per Security for a 2.00% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Price of the Underlying Equity is equal to or greater than the Conversion Price and the Coupon Barrier.

Date	Closing Price	Payment (per Security)

First Coupon Observation Date	$160.00 (at or above Coupon Barrier)	$6.67 (Contingent Coupon)
Second Coupon Observation Date	$140.50 (below Coupon Barrier)	$0.00
Third Coupon Observation Date and First Autocall Observation Date	$130.00 (below Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates and Second to Fifth Autocall Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$180.00 (at or above Conversion Price and Coupon Barrier)	$1,006.67 (Payment at Maturity)
	Total Payment:	$1,013.34 (a 1.33% total return)

Because the Securities are not called and the final price of the underlying equity is greater than the conversion price and coupon barrier, UBS will pay you a total of $1,006.67 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon of $6.67 received in respect of prior coupon observation dates, UBS will have paid you a total of $1,013.34 per Security for a 1.33% total return on the Securities.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Equity is less than the Conversion Price, but equal to or greater than the Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$152.00 (at or above Coupon Barrier)	$6.67 (Contingent Coupon)
Second Coupon Observation Date	$153.00 (at or above Coupon Barrier)	$6.67 (Contingent Coupon)
Third Coupon Observation Date and First Autocall Observation Date	$158.00 (at or above Coupon Barrier)	$6.67 (Contingent Coupon)
Fourth to Seventeenth Coupon Observation Dates and Second to Fifth Autocall Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$160.50 (below Conversion Price, at or above Coupon Barrier)	$6.67 (Contingent Coupon) $160.50 × 5.8824 shares (Share Delivery Amount) = $944.13*
	Share Delivery Amount:	$944.13*
	Contingent Coupons:	+$26.68

	Total Payment:	$970.81 (a 2.919% loss)

*	$944.13 represents the cash value of the share delivery amount on the final valuation date. Because the Securities are physically settled, at maturity UBS will deliver to you 5 shares of the underlying equity, along with cash in lieu of any fractional shares.

Because the Securities are not called and the final price of the underlying equity is less than the conversion price but equal to or greater than the coupon barrier, UBS will deliver to you at maturity the share delivery amount, which will consist of 5 shares for each Security you hold and cash in lieu of fractional shares, based on the final price of the underlying equity, which will be worth $944.13 per Security, and the contingent coupon of $6.67 for a payment at maturity of $950.80. When added to the contingent coupons of $20.01 received in respect of the prior coupon observation dates, you will have received shares and cash worth $970.81, a 2.919% loss to you on the Securities. The value of the shares received at maturity, and the total return on the Securities at that time, depends on the closing price of the underlying equity on the maturity date.

Example 4 — Securities are NOT Called and the Final Price of the Underlying Equity is less than the Conversion Price and the Coupon Barrier.

Date	Closing Price	Payment (per Security)
First Coupon Observation Date	$154.00 (at or above Coupon Barrier)	$6.67 (Contingent Coupon)
Second Coupon Observation Date	$160.00 (at or above Coupon Barrier)	$6.67 (Contingent Coupon)
Third Coupon Observation Date and First Autocall Observation Date	$162.00 (at or above Coupon Barrier)	$6.67 (Contingent Coupon)
Fourth to Seventeenth Coupon Observation Dates and Second to Fifth Autocall Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$85.00 (below Conversion Price and Coupon Barrier)	$85.00 × 5.8824 shares =$500 (Share Delivery Amount)
	Share Delivery Amount: Contingent Coupons:	$500* +$20.01

	Total Payment:	$520.01 (a 48.00% loss)

*	$500 represents the cash value of the share delivery amount on the final valuation date. Because the Securities are physically settled, at maturity UBS will deliver to you 5 shares of the underlying equity, along with cash in lieu of any fractional shares.

Because the Securities are not called and the final price of the underlying equity is less than the conversion price and the coupon barrier, UBS will deliver to you at maturity the share delivery amount, which will consist of 5 shares for each Security you hold and cash in lieu of fractional shares, based on the final price of the underlying equity, which will be worth $500 per Security. When added to the contingent coupons of $20.01 received in respect of the prior observation dates, you will have received shares and cash worth $520.01, a 48.00% loss to you on the Securities. The value of the shares received at maturity, and the total return on the Securities at that time, depends on the closing price of the underlying equity on the maturity date.

Investors should note that, in the event that the final price is less than the conversion price, any decline in the price of the underlying equity during the period between the final valuation date and the maturity date will cause your return on the Securities to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any autocall observation date, you may lose some or all of your investment. Specifically, if the Securities are not called and the final price is less than the conversion price, UBS will deliver to you the share delivery amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless, resulting in a loss of some or all of your initial investment.

Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Information about the Underlying Equities

All disclosures contained in this free writing prospectus regarding each underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of each underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and the first calendar quarter of 2014. Partial data is provided for the second calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

Each of the underlying equities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each issuer of the underlying equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each issuer of the underlying equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus.

Baidu, Inc.

According to publicly available information, Baidu, Inc. (“Baidu”) is a Chinese language internet search provider. Baidu offers a Chinese language search platform on its website Baidu.com as well as a Japanese language search platform on its website Baidu.jp. Baidu provides internet search services to enable users to find relevant information online, including web pages, news, images, documents and multimedia files, through links provided on its websites. Baidu also provides online marketing services through its websites to online marketing customers. Information filed by Baidu with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-51469, or its CIK Code: 0001329099. Baidu’s website is http://www.baidu.com. Baidu’s American depositary receipts are listed on the NASDAQ Global Select Market under the ticker symbol “BIDU.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Baidu, based on the daily closing prices on the primary exchange for Baidu. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as equity splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Baidu on April 22, 2014 was $163.01. The actual initial price will be the closing price of Baidu on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010		3/31/2010		$60.85	$38.65	$59.70
4/1/2010		6/30/2010		$78.30	$60.00	$68.08
7/1/2010		9/30/2010		$103.84	$67.45	$102.62
10/1/2010		12/31/2010		$114.10	$96.22	$96.53
1/3/2011		3/31/2011		$137.81	$99.73	$137.81
4/1/2011		6/30/2011		$152.37	$116.26	$140.13
7/1/2011		9/30/2011		$164.42	$106.91	$106.91
10/3/2011		12/30/2011		$144.62	$105.16	$116.47
1/2/2012		3/30/2012		$150.80	$120.01	$145.77
4/2/2012		6/29/2012		$151.38	$108.62	$114.98
7/2/2012		9/28/2012		$133.98	$104.98	$116.82
10/1/2012		12/31/2012		$114.99	$88.15	$100.29
1/2/2013		3/29/2013		$112.97	$84.24	$87.70
4/1/2013		6/28/2013		$102.99	$83.59	$94.53
7/1/2013		9/30/2013		$155.18	$89.22	$155.18
10/1/2013		12/31/2013		$179.93	$146.54	$177.88
1/2/2014		3/31/2014		$184.64	$150.52	$152.38
4/1/2014	*	4/22/2014	*	$163.01	$143.51	$163.01

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2014 includes data for the period of April 1, 2014 through April 22, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of Baidu’s American depositary receipts from January 3, 2006 through April 22, 2014, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and a hypothetical conversion price of $114.11 and $130.41, which are equal to 70% and 80% of the closing price on April 22, 2014, respectively. The actual coupon barrier and conversion price will be set on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Pioneer Natural Resources Company

According to publicly available information, Pioneer Natural Resources Company (“Pioneer”) is an independent oil and gas exploration and production company with operations in the United States. Pioneer is a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Pioneer explores for, develops and produces oil and gas reserves. The Company sells homogenous oil, natural gas liquid and gas units. Pioneer has one reportable operating segment, which is oil and gas exploration and production. Information filed by Pioneer with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13425, or its CIK Code: 0001038357. Pioneer’s website is http://www.pxd.com. Pioneer’s common stock is listed on the New York Stock Exchange under the ticker symbol “PXD.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Pioneer, based on the daily closing prices on the primary exchange for Pioneer. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as equity splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Pioneer on April 22, 2014 was $198.11. The actual initial price will be the closing price of Pioneer on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010		3/31/2010		$56.32	$43.62	$56.32
4/1/2010		6/30/2010		$71.66	$56.40	$59.45
7/1/2010		9/30/2010		$66.89	$55.84	$65.03
10/1/2010		12/31/2010		$87.53	$65.56	$86.82
1/3/2011		3/31/2011		$102.86	$87.52	$101.92
4/1/2011		6/30/2011		$104.66	$83.66	$89.57
7/1/2011		9/30/2011		$99.53	$65.77	$65.77
10/3/2011		12/30/2011		$94.54	$61.82	$89.48
1/2/2012		3/30/2012		$116.24	$92.63	$111.59
4/2/2012		6/29/2012		$116.16	$78.78	$88.21
7/2/2012		9/28/2012		$113.16	$82.80	$104.40
10/1/2012		12/31/2012		$109.34	$101.65	$106.59
1/2/2013		3/29/2013		$132.45	$109.75	$124.25
4/1/2013		6/28/2013		$154.65	$110.17	$144.75
7/1/2013		9/30/2013		$188.80	$148.73	$188.80
10/1/2013		12/31/2013		$224.95	$176.43	$184.07
1/2/2014		3/31/2014		$204.51	$164.78	$187.14
4/1/2014	*	4/22/2014	*	$203.31	$181.60	$198.11

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2014 includes data for the period of April 1, 2014 through April 22, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of Pioneer’s common stock from January 3, 2000 through April 22, 2014, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and a hypothetical conversion price of $148.58 and $168.39, which are equal to 75% and 85% of the closing price on April 22, 2014, respectively. The actual coupon barrier and conversion price will be set on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Wynn Resorts, Limited

According to publicly available information, Wynn Resorts, Limited (“Wynn Resorts”) is a developer, owner and operator of destination casino resorts. It owns and operates two destination casino resorts. In Las Vegas, Nevada, it owns and operates Wynn Las Vegas, which includes Encore at Wynn Las Vegas. In the Macau Special Administrative Region of the People’s Republic of China (Macau) it owns and operates Wynn Macau, which includes Encore at Wynn Macau. It has two segments: Las Vegas Operations and Macau Operations. The Las Vegas Operations features two hotel towers which offer accommodations, amenities and service with hotel rooms, suites, casino, casual and fine dining, spas, lounges, and retail space. The Las Vegas Operations also features nightclubs, showrooms, a beach club, recreation and leisure facilities, meeting space, and theaters. The Macau Operations include hotel rooms and suites, casino gaming space, casual and fine dining, spas, lounges, meeting facilities, health clubs and retail space. Information filed by Wynn Resorts with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50028, or its CIK Code: 0001174922. Wynn Resorts’ website is http://www.wynnresorts.com. Wynn Resorts’ common stock is listed on the NASDAQ Global Select Market under the ticker symbol “WYNN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Wynn Resorts, based on the daily closing prices on the primary exchange for Wynn Resorts. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as equity splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Wynn Resorts on April 22, 2014 was $216.09. The actual initial price will be the closing price of Wynn Resorts on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010		3/31/2010		$77.26	$60.76	$75.83
4/1/2010		6/30/2010		$93.15	$74.64	$76.27
7/1/2010		9/30/2010		$94.93	$74.79	$86.77
10/1/2010		12/31/2010		$116.55	$87.09	$103.84
1/3/2011		3/31/2011		$130.81	$108.99	$127.25
4/1/2011		6/30/2011		$149.74	$129.42	$143.54
7/1/2011		9/30/2011		$165.25	$115.08	$115.08
10/3/2011		12/30/2011		$139.73	$102.20	$110.49
1/2/2012		3/30/2012		$130.00	$106.64	$124.88
4/2/2012		6/29/2012		$135.04	$97.38	$103.72
7/2/2012		9/28/2012		$115.69	$92.79	$115.44
10/1/2012		12/31/2012		$122.90	$104.33	$112.49
1/2/2013		3/29/2013		$126.52	$115.50	$125.16
4/1/2013		6/28/2013		$143.11	$118.04	$128.00
7/1/2013		9/30/2013		$159.74	$126.14	$158.01
10/1/2013		12/31/2013		$194.21	$157.21	$194.21
1/2/2014		3/31/2014		$247.95	$191.83	$222.15
4/1/2014	*	4/22/2014	*	$227.46	$202.82	$216.09

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2014 includes data for the period of April 1, 2014 through April 22, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of Wynn Resorts’ common stock from January 2, 2003 through April 22, 2014, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and a hypothetical conversion price of $162.07 and $183.68, which are equal to 75% and 85% of the closing price on April 22, 2014, respectively. The actual coupon barrier and conversion price will be set on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the APAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Although the tax treatment of the contingent coupons is unclear, pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, in the case of cash settlement, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

If you receive shares on the underlying equity, you should be deemed to have applied the purchase price of your Securities toward the purchase of the shares you receive. You should not recognize gain or loss with respect to the receipt of those shares. Instead, assuming contingent coupons are properly treated as ordinary income, consistent with the position described above, your basis in the underlying equity received should equal the price you paid to acquire your Securities, and that basis will be allocated proportionately among the shares. Your holding period for the shares of the underlying equity will begin on the day after receipt. With respect to any cash received in lieu of a fractional share the underlying equity, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Securities. You should consult your own tax advisors concerning the application of U.S. federal income tax laws to your beneficial ownership of any underlying equity received at maturity.

We will not attempt to ascertain whether Baidu, Inc. would be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. In the event that it were treated as a PFIC, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that Baidu, Inc. is or becomes a PFIC.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-50 of the APAOS product supplement or as a “constructive ownership transaction” subject to the constructive ownership rules of Section 1260 of the Code (to the extent the issuer of the underlying equity were treated as a “pass-thru entity”), as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the APAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any contingent coupons made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Securities. You may be subject to U.S. withholding tax on dividends received on any underlying equity received at maturity. You should consult your own tax advisors concerning the application of U.S. federal income tax laws to your beneficial ownership of any underlying equity received at maturity.

Additionally, we will not attempt to ascertain whether the issuer of the underlying equity would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of the underlying equity or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of the underlying equity or a Security upon a sale, exchange, redemption or other taxable disposition of the underlying equity or Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity as a United States real property holding corporation or the Securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of the underlying equity) including possibly the Securities, may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend -related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to recently issued temporary and proposed Treasury regulations, FATCA withholding on “withholdable payments” begins on July 1, 2014, and withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the securities. You may be subject to adverse U.S. federal income tax consequences of owning the underlying equity, including being subject to U.S. withholding tax on any dividends received in respect of the underlying equity.

You should consult your own tax advisors concerning the application of U.S. federal income tax laws to your beneficial ownership of any underlying equity received at maturity.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities and any underlying equity received in respect of the Securities arising under the laws of any state, local or other (including non-U.S.) taxing jurisdiction (including the taxing jurisdiction of the issuer of the underlying equity).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. The Securities will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Securities at the original issue price to the public. The Agents may resell the Securities to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.